UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005 (December 1, 2005)

PEOPLES ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Drive, 24th Floor Chicago, Illinois	60601-6207
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code: (312) 240-4000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Increase in annual retainer for the Chairman of the Audit Committee and Chairman of the Compensation Committee

On December 2, 2005, the Board of Directors of Peoples Energy Corporation (the "Company") approved an increase in the annual retainer paid to the Chairman of the Audit Committee and the Chairman of the Compensation Committee from $6,000 per year to $12,000 per year. The change is effective January 1, 2006.

Approval of Performance Share Guidelines

On December 1, 2005, the Compensation Committee of the Board approved the Performance Share Administrative Guidelines for the performance cycle October 1, 2005 through September 30, 2008 under the Company's 2004 Incentive Compensation Plan (the "Plan") previously filed with the Securities and Exchange Commission as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ending March 31, 2004.

The Compensation Committee also established target performance share awards for the following individuals: 4,950 shares to William E. Morrow, Executive Vice President; 4,950 shares to Thomas A., Nardi, Executive Vice President and Chief Financial Officer; and 4,200 shares to Desiree G. Rogers, Senior Vice President.

On December 2, 2005, the independent directors of the Board approved the recommendation of the Compensation Committee for a target performance share award of 18,400 shares to the Company's Chief Executive Officer, Thomas M. Patrick.

Grants of such performance share awards will be based on two measures: (i) the Company's three-year average return on equity ("ROE") and (ii) the Company's annualized three-year total shareholder return compared against the annualized three-year total shareholder return of an identified peer group ("Relative TSR"). The maximum number of shares of common stock that may be earned by such officer based on actual company results during the three year performance cycle is equal to 150% of the target number of performance shares granted. The payout of each performance measure based on ROE and Relative TSR will be determined independently. Each measure accounts for 50% of the payout.

Approval of Short-Term Incentive Plan Guidelines

On December 1, 2005, the Compensation Committee of the Company's Board approved Short-Term Incentive Plan Administrative Guidelines for fiscal 2006 under the Plan. On December 2, 2005, the independent directors of the Board approved the recommendation of the Compensation Committee with respect to Mr. Patrick's annual incentive opportunity.

The target award opportunity and maximum award opportunity for fiscal 2006 are (i) for Mr. Patrick, 75% and 150% of annual base salary, respectively, (ii) for Messrs. Nardi and Morrow, 60% and 120% of annual base salary, respectively, and (iii) for Ms. Rogers and Mr. Nance, 50% and 100% of annual base salary, respectively.

Incentive awards under the Short-Term Incentive Compensation Plan will be paid for fiscal 2006 only if the Company's net income equals or exceeds the dividend and the Company does not omit or reduce its common stock dividend during the year.

For fiscal year 2006, awards will be based on the following performance measures: Mr. Patrick: earnings per share (50%), and normalized operating income (50%); Mr. Morrow: earnings per share (25%), midwest diversified energy operating income (25%), gas distribution operating income (25%), acquisition of new midstream assets (12.5%) and energy marketing margin from new territories (12.5%); Mr. Nardi: earnings per share (25%), normalized operating income (25%), corporate controllable costs (25%), utility rate cases (12.5%) and effectiveness of internal control over financial reporting (12.5%); Ms. Rogers: earnings per share (25%), gas distribution controllable costs (25%), gas distribution operating income (25%), gas distribution customer calls (10%), gas distribution gas supply (10%) and utility rate cases (5%); Mr. Nance: earnings per share (25%), oil and gas production operating income (50%) and oil and gas daily average production (25%). The award for each of the measures will be determined by evaluating the Company's performance with respect to the internally established goal for each measure.

The incentive award for a participant will be computed at the end of the fiscal year as the sum of the awards earned based on corporate and/or business unit performance measures. The computed award may be adjusted up or down to reflect the participant's individual performance, such adjustment to be made at the sole discretion of the Compensation Committee for all participants other than the Chief Executive Officer. The final award for the Chief Executive Officer may be reduced from the computed award (but not increased) to reflect performance at the sole discretion of the Compensation Committee subject to ratification by a majority of the independent directors of the Board.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 1, 2005, Arthur R. Velasquez, who joined the Company's Board in 1985, informed the Nominating Governance Committee of the Board that he will not stand for reelection to the Board. The Board of the Company will be elected at the next annual shareholders meeting, scheduled to be held on February 24, 2006.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 2, 2005, the Board of Directors amended Section 3.1 of the Company's By-Laws, effective as of the close of business on February 23, 2006, to reduce the number of directors from twelve to eleven. A copy of Section 3.1 of the By-Laws, as amended, is set forth in Exhibit 3 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

  Exhibits

3 - Section 3.1 of the By-Laws, as amended, effective February 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

Date: December 7, 2005	By: /s/ THOMAS A. NARDI
Thomas A. Nardi
Executive Vice President and Chief Financial Officer